Exhibit 99.2








                   Independent Auditors' Report

  The Board of Directors
  Federated Department Stores, Inc.


  The Board of Directors
  Prime Receivables Corporation:


  We  have  examined  management's  assertion,  included  in  the accompanying Management Report on the Effectiveness of the Internal Accounting Control Structure over the Servicing of Accounts Receivable, that as of July 31, 1999, Federated Department Stores, Inc. and subsidiaries ("Federated"), as Servicer under the Amended and Restated Pooling and Servicing Agreement dated December 15, 1992 between Prime Receivables Corporation ("Prime"), as Transferor, Federated, as Servicer, and The Chase Manhattan Bank, as Trustee, (the "Pooling and Servicing Agreement") maintained an effective internal accounting control structure over the servicing of accounts receivable of Prime, based upon the criteria stated in the Pooling and Servicing Agreement. Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of internal control based on our examination.

  Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal accounting control structure over the servicing of accounts receivable, testing and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

  Because of inherent limitations in any internal accounting control structure, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal accounting control structure over the servicing of accounts receivable to future periods are subject to the risk that the internal accounting control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

  In our opinion, management's assertion that Federated maintained an effective internal accounting control structure over the servicing of accounts receivable of Prime as of July 31, 1999, is fairly stated, in all material respects, based upon criteria stated in the Pooling and Servicing Agreement.

  This report is intended solely for the information and use of the boards of directors and managements of Federated and Prime, Investor Certificateholders, The Chase Manhattan Bank, as Trustee, Moody's Investor Services, Inc. and Standard and Poor's Corporation, as the Rating Agencies, and should not be used for any other purpose.

                                  KPMG LLP

  Cincinnati, Ohio
  November 17, 1999




 Management Report on Effectiveness of Internal Accounting Control
                             Structure
             Over the Servicing of Accounts Receivable


Management of Federated Department Stores, Inc., and subsidiaries ("Federated") is responsible for establishing and maintaining an effective internal accounting control structure over the servicing of accounts receivable of Prime Receivables Corporation ("Prime"), a wholly-owned subsidiary of Federated. The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal accounting control structure, including the possibility of human error and the circumvention or overriding of controls.
Accordingly, even an effective internal accounting control structure can provide only reasonable assurance with respect to the servicing of accounts receivable and the preparations of reports relating to the servicing of accounts receivable as required by the Amended and Restated Pooling and Servicing Agreement dated December 15, 1992 between Prime, as Transferor, Federated, as Servicer, and The Chase Manhattan Bank, as Trustee (the "Pooling and Servicing Agreement"). Further, because of changes in conditions, the effectiveness of an internal accounting control structure may vary over time.

Management assessed Federated's internal accounting control structure over the servicing of accounts receivable of Prime as of July 31, 1999. This assessment was based on criteria for effective internal accounting control over the servicing of accounts receivable of Prime described in the Pooling and Servicing
Agreement. Based on this assessment, management believes that, as of July 31, 1999, Federated maintained an effective internal accounting control structure over the servicing of accounts receivable of Prime.

November 7, 1999




/s/  James J. Amann
James J. Amann, Chairman & CEO




/s/ Teresa Huxel
Teresa Huxel - Vice President, Finance